EXHIBIT 99.7

FORM OF

SUBSCRIPTION AGENT AGREEMENT

March     , 2005

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, V.I. Technologies, Inc. (“Vitex” or the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering—The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.01 per share (“Common Stock”), on March 9, 2005 (the “Record Date”), the right (“Rights”) to subscribe for share(s) of Common Stock. Rights shall cease to be exercisable at 5:00 p.m., Eastern Standard time, on April , 2005 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). Rights are being issued for shares of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $0.20 per share (the “Subscription Price”) are required to subscribe for one share of Common Stock. Rights are evidenced by subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) has a right to subscribe for all shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated March , 2005 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent—You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents—Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;

(b)	a draft form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and
(d)	Notice of Guaranteed Delivery.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of shares of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled (including instructions), a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, you will print out a sufficient number of blank Subscription Certificates which you will prepare and issue in the names of holders of Common Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. Prior to printing, you will send a final draft copy of a blank Subscription Certificate to the Company, for the Company’s final review.

4.	Subscription Procedure—

(a)

Upon your receipt prior to 5:00 p.m., Eastern Standard time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate and (ii) payment in full of the aggregate Subscription Price in U.S. funds by check, bank draft, wire transfer or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock

Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the shares duly subscribed for (pursuant to the Basic Subscription Right) and furnish a list of all such information to the Company.

(b)	Funds received by you pursuant to the Basic Subscription Right shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.	Subdivision.—Until 5:00 p.m., Eastern Standard time, on the third business day prior to the Expiration Date, you shall facilitate subdivision of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

6.	Defective Exercise of Rights Lost Subscription Certificates—The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed far lost stock certificates representing shares of Common Stock you use in your capacity as transfer agent for the Common Stock.

7.	Late Delivery—If prior to 5:00 p.m., Eastern Standard time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three NASDAQ National Market (“NNM”) trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., Eastern Standard time, on the Expiration Date, provided that within three NNM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	Delivery—You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.

Reports—You shall notify the Company by telephone on and before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., Eastern Standard time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., Eastern Standard time, on the fifth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10.	Future Instructions—With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

John R. Barr	Chief Executive Officer and President

Chithra Baylis	Controller

11.	Payment of Expenses—The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $10,000 plus your reasonable out-of-pocket expenses.

12.	Counsel—You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

13.	Indemnification—The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

14.	Notices—Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

John R. Barr

V.I. Technologies, Inc.

134 Coolidge Avenue

Watertown, MA 02472

Telephone: (617) 926-1551

Fax: (617) 923-2518

(b)	If to you, to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

Attention: Herbert J. Lemmer

Telephone: (718) 921-8200

Telecopy: (718) 234-5001

Signed by V.I. Technologies, Inc.:

John R. Barr
President and Chief Executive Officer

Signed by American Stock Transfer & Trust Company

Herbert J. Lemmer
Vice President